Exhibit 99.1

Solana Company Reports Third Quarter 2026 Financial Results

Philadelphia - November 11, 2026 - Solana Company (NASDAQ: HSDT) (the “Company” or “HSDT”), a publicly listed digital asset treasury, infrastructure, and services company providing institutional access to the Solana ecosystem, today announced its results for the quarter ended September 30, 2026.

The third quarter was defined by streamlined operations and the expansion of its treasury holdings. The Company generated $3.4 million in revenue as its self-reinforcing flywheel began to turn, reducing operating costs to their lowest level yet. Headlining the quarter, the Company priced an approximately $15 million registered direct offering at a 5% premium to net asset value per share and used the proceeds to purchase approximately 125 thousand SOL.

Third Quarter Operational Highlights
•Pacific Backbone moved from build-out to operation, with approximately 1.3 million SOL of total stake delegated as of September 30, 2026, including 1.0 million SOL delegated by third parties.
•Achieved an average net staking yield of 5.9% APY on treasury holdings, outperforming the Solana network average of approximately 4.9% APY by 100 basis points.
•Held approximately 2.4 million SOL across all categories, with a fair value of approximately $288.2 million as of September 30, 2026.
•Diluted share count on a Treasury Stock Method basis was approximately 85.2 million shares which equates to 0.0274 SOL per Treasury Stock Method diluted shares
•Participated in Solana’s first onchain governance vote, publishing the Company’s positions in advance so that delegators could vote with full knowledge of their operator’s view.
•Delivered over 40 institutional education sessions and advisory workshops with banks, asset managers and exchanges across Asia-Pacific.

Joseph Chee, Chairman, President, and Chief Executive Officer of Solana Company, said:

“This was a milestone quarter for Solana Company. Our Pacific Backbone infrastructure went live, institutions entrusted us with a million SOL of third-party stake, and that confidence is already flowing through to our revenue. Every turn of our flywheel is now picking up speed. We are building the bridge that brings Asia’s financial institutions onto Solana, and with our new headquarters in Hong Kong, we will be building it right where the demand is. We could not be more excited about the road ahead.”

Cosmo Jiang, General Partner at Pantera Capital and board director at Solana Company, said:
“The third quarter showed exactly what sets Solana Company apart. We beat the network’s staking yield by a full percentage point, and put both sides of our capital toolkit to work, buying back shares below NAV and raising capital above it. Owning SOL is a great start. Owning a company that keeps adding more SOL behind every share is even better, and that is the opportunity we are delivering for our shareholders.”

Exhibit 99.1
Third Quarter Financial Highlights
•Generated $3.4 million in revenue, driven primarily by staking revenue on the Company’s SOL holdings, bringing year-to-date revenue to $9.5 million.
•Earned 30.8 thousand SOL in staking rewards, which were automatically restaked to compound returns.
•Repurchased approximately $2.8 million of Class A common stock (1.4 million shares) during the quarter, bringing year-to-date repurchases to approximately $8.7 million.
Third Quarter 2026 Financial Results
Revenue for the third quarter of 2026 was $3.4 million, consisting of $3.3 million in staking revenue and $23 thousand of other revenue. This represents significant growth from the $0.7 million in the prior-year period.

Cost of revenue for the third quarter of 2026 was $0.6 million, resulting in gross profit of $2.7 million, or a gross margin of approximately 82%, compared to a gross profit of $0.6 million in the prior-year period.

General and administrative expenses for the third quarter of 2026 were $3.4 million, compared with $5.5 million in the prior-year period. The decrease was primarily due to lower bonus expense and professional fees, partially offset by higher trading advisory and custodian fees, For the first nine months of 2026, general and administrative expenses were $19.7 million, compared with $12.7 million in the prior-year period, primarily due to $6.8 million of severance associated with the PoNS divestiture.

Net operating income for the third quarter of 2026 was $101.1 million, compared with net operating expense of $36.0 million in the prior-year period. The resulting income from operations was $103.9 million, compared with a loss of $35.5 million in the prior-year period, and the loss from operations was $28.4 million for the first nine months of 2026.
Nonoperating income, net, for the third quarter of 2026 was $1.3 million, including a $1.7 million gain from the change in the fair value of the Company’s derivative liability of $1.7 million and other expense of $0.4 million relating primarily to a foreign exchange fluctuations.

Reported net income for the third quarter of 2026 was $105.2 million, or earnings of $1.21 per basic and $1.17 per diluted common share, compared with a net loss of $352.8 million, or a loss of $32.89 per basic and diluted common share, in the prior-year period.
Cash and Liquidity
At September 30, 2026, total assets were $292.6 million, including cash and cash equivalents of $1.1 million, current digital assets of $21.0 million and a $14.8 million digital assets receivable from broker for SOL purchased on September 30, 2026 and settled on October 1, 2026, and $252.4 million of long-term digital assets and digital asset exposure across staked positions, restricted assets, receivables and fund investments. Common shares issued totaled 65.1 million, including 3.1 million shares subject to possible redemption; 57.1 million shares were outstanding as of September 30, 2026, excluding mezzanine shares and net of 4.4 million treasury stock.

Exhibit 99.1
About Solana Company

Solana Company (Nasdaq: HSDT) is a publicly listed digital asset treasury and infrastructure company purpose-built to maximize SOL per share. The company combines active treasury management, institutional-grade staking and validator operations with bespoke advisory services for financial institutions navigating blockchain adoption. Solana Company executes a self-reinforcing flywheel designed to compound value with every turn. The company's mission is to put more SOL behind every share, bridging public capital markets with the most commercially viable blockchain for institutions and financial applications. Visit https://www.solanacompany.co/ for more information.
Forward Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Forward-looking statements may include, among others, statements in relation to the expected benefits and implementation of the Company’s digital asset treasury strategy, the build-out of the Company’s validator infrastructure and advisory businesses, the expected timing and amount of validator rewards, the conversion of the Company’s advisory and third-party staking pipelines, the expected benefits of the divestiture of the Company’s legacy PoNS business, the expected benefits of the Company’s strategic partnerships and collaborations, and the Company’s future growth and operational progress.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, capital requirements to achieve the Company’s business objectives; expected benefits and implementation of the Company’s digital asset treasury strategy, validator infrastructure and advisory business, strategic partnerships and collaborations, expected staking, yield and broader opportunities across the Solana ecosystem; the Company’s expected token treasury growth; the impact on the Company of global macroeconomic conditions including risks related to logistics challenges, labor shortages, disruptions in the banking system and financial markets; high levels of inflation and high interest rates on the Company’s ability to operate its business and access capital markets; the success of the Company’s business plan; the Company’s operating costs and use of cash; the Company’s ability to achieve significant revenues; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other subsequent filings with the SEC, including its upcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. These filings are available at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contact
M Group Strategic Communications (on behalf of Solana Company)
solanaco@mgroupsc.com

Exhibit 99.1

Solana Company
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,129	$7,282
Digital assets	21,000	21,000
Digital assets collateral receivable	—	—
Digital assets receivable from broker	14,791	—
Prepaid expenses and other current assets	1,727	2,873
Total current assets	38,647	31,155
Digital assets	190,103	196,724
Digital assets, restricted	40,237	39,219
Digital assets receivable	18,743	31,139
Digital assets fund investment	3,352	5,617
Other long-term assets	1,566	75
Total assets	$292,648	$303,929
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$766	1,890
Accrued and other current liabilities	849	1,126
Due to broker	15,000	—
Total current liabilities	16,615	3,016
Derivative liability	2,466	—
Total liabilities	19,081	3,016
Mezzanine equity
Class A ordinary common stock subject to possible redemption, $0.001 par value; 3,674,008 and 0 shares at $2 and $0 per share as of September 30, 2026 and December 31, 2025, respectively	7,332	—
Stockholders' equity
Class A ordinary common stock, $0.001 par value; 800,000,000 shares authorized; 61,438,645 shares issued and 57,061,210 outstanding and 43,744,207 shares issued and outstanding as of September 30, 2026 and December 31, 2025 (excluding 3,674,008 and zero ordinary shares subject to possible redemption as of September 30, 2026 and December 31, 2025), respectively	61	44
Additional paid-in capital	514,409	513,719
Treasury stock, at cost	(8,677)	—
Accumulated deficit	(239,744)	(212,589)
Accumulated other comprehensive income (loss)	186	(261)
Total stockholders' equity	266,235	300,913
Total liabilities, mezzanine and stockholders' equity	$292,648	$303,929

Exhibit 99.1
Solana Company
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Staking revenue	$3,337	$342	$9,266	$342
Other revenue	23	355	241	447
Total revenue	3,360	697	9,507	789
Cost of revenue	617	103	874	320
Gross profit	2,743	594	8,633	469
Operating (income) expenses
General and administrative expenses	3,386	5,504	19,691	12,714
Unrealized (gain) loss on digital assets and digital assets receivable	(102,720)	30,540	(15,885)	30,540
Realized loss on digital assets	1,090	—	33,466	—
Unrealized (gain) loss on digital assets fund investment	(1,335)	—	648	—
Gain on digital asset derivatives	(1,528)	—	(846)	—
Net operating (income) expenses	(101,107)	36,044	37,074	43,254
Income (loss) from operations	103,850	(35,450)	(28,441)	(42,785)
Nonoperating income (expense)
Change in fair value of derivative liability	1,741	423,313	1,419	417,394
Loss on derivative liability	—	(545,733)	—	(545,733)
Gain on sale of business	—	—	3,065	—
Other (expense) income, net	(429)	(155)	(869)	(132)
Financing costs	—	(194,743)	(67)	(195,185)
Nonoperating income (expense), net	1,312	(317,318)	3,548	(323,656)
Income (loss) before provision for income taxes	105,162	(352,768)	(24,893)	(366,441)
Provision for income taxes	—	—	—	—
Net income (loss)	105,162	(352,768)	(24,893)	(366,441)
Other comprehensive income (loss)
Foreign currency translation adjustments	(41)	235	447	(393)
Comprehensive income (loss)	$105,121	$(352,533)	$(24,446)	$(366,834)
Earnings (loss) per share
Basic	$1.21	$(32.89)	$(0.32)	$(90.14)
Diluted	$1.17	$(32.89)	$(0.32)	$(90.14)
Weighted average number of common shares outstanding
Basic	85,021,721	10,724,112	84,291,170	4,065,144
Diluted	86,305,679	10,724,112	84,291,170	4,065,144